CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION



         Capital  Associates,  Inc., a corporation  organized and existing under and by virtue of the  General  Corporation  Law of the State of  Delaware,  DOES

HEREBY  CERTIFY:

         FIRST:  That  at a  meeting  of  the  Board  of  Directors  of  Capital

Associates,  Inc.,  resolutions  were  duly  adopted  setting  forth a  proposed amendment to the Certificate of  Incorporation  of said  corporation,  declaring said amendment to be advisable and requesting a written  consent of stockholders owning a majority of the outstanding shares of capital stock of said corporation for adoption thereof.  The resolution setting forth the proposed amendment is as follows:

         RESOLVED,that this Board of Directors deems it to be advisable that Article IV of the Certificate of Incorporation of Capital Associates, Inc. be amended by the addition of the following paragraph immediately following paragraph 3 thereof:

              "4. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as, and changed into, one-half (1/2) of a share of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests, as described below. Such reclassification and change of Old Common Stock into New Common Stock shall not change the par value per share of the shares reclassified and changed, which par value shall remain $.008 per share. Each holder of a certificate or certificates



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         which  immediately  prior to the Effective  Date  represented
         outstanding   shares   of  Old   Common   Stock   (the   "Old
         Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Exchange Agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefore in an amount equal to the product of
         (a) the number of shares of Old Common Stock that appears in the numerator of such fraction times (b) the average of either (i) the high bid and low asked prices of one share of Old Common Stock, as reported on the NASD OTC Bulletin Board, or (ii) the closing price of one share of Old Common Stock,
         as  reported  on  the  Nasdaq  National   Market,   whichever
         alternative  is   applicable,   for  the  ten  business  days
         immediately   preceding   the   Effective   Date  for   which
         transactions in Old Common Stock are reported. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent becomes aware that a holder of old Certificates has not tendered all the holder's certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one holder shall not exceed the
         value  of  one  share  of  old  Common  Stock.   If  any  New

         Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."


         SECOND:  That  thereafter,  pursuant  to  resolution  of its  Board  of

Directors,   a  written  consent  of  stockholders  owning  a  majority  of  the outstanding  shares of capital stock of said  corporation  was duly executed and given and written  notice to  stockholders  who had not consented in writing was given,  all in accordance  with Sections 228 and 242 of the General  Corporation

Law of the State of Delaware.

         THIRD: Other than as provided above and in prior filings of one or more

Certificates of Amendment,  no other amendments or changes to the Certificate of

Incorporation of said corporation are being effected hereby and said Certificate of  Incorporation  as so amended  remains  in full  force and effect  subject to further  amendment from time to time pursuant to the General  Corporation Law of the State of Delaware.





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         IN WITNESS  WHEREOF,  said  Capital  Associates,  Inc.  has caused this certificate to be signed by Dennis J. Lacey, its President, this 30th day of October, 1995.





                                            /s/Dennis J. Lacey
                                            ------------------------
                                            Dennis J. Lacey